SHARE EXCHANGE AGREEMENT

by and among

Premier Power Renewable Energy, Inc.,
a California corporation (“Premier Power”),

and, for certain limited purposes,

the Undersigned Stockholders of Premier Power,

on the one hand;

and

Premier Power Renewable Energy, Inc. (“Pubco”),
a Delaware corporation,

and, for certain limited purposes,

the Majority Stockholder of Pubco,

on the other hand

September 9, 2008

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of September 9, 2008 (this “Agreement”), is made and entered into by and among Premier Power Renewable Energy, Inc., a California corporation (“Premier Power”), and for certain limited purposes, the stockholders of Premier Power listed on attached Annex I (each such stockholder, a “Premier Power Owner,” and collectively, the “Premier Power Owners”), on the one hand; and Premier Power Renewable Energy, Inc. (formerly known as Harry’s Trucking, Inc.), a Delaware corporation (“Pubco”), and, for certain limited purposes, the majority stockholder of Pubco listed on attached Annex II (“Pubco Stockholder”), on the other hand.

R E C I T A L S

WHEREAS, on August 29, 2008, the Board of Directors of Pubco adopted resolutions approving Pubco’s acquisition of the equity interests of Premier Power held by the Premier Power Owners (the “Acquisition”) by means of a share exchange with the Premier Power Owners, upon the terms and conditions hereinafter set forth in this Agreement;

WHEREAS, each Premier Power Owner owns the amount of equity interests (in shares of capital stock or otherwise) of Premier Power set forth opposite such Premier Power Owner’s name in Column II on Annex I attached hereto (collectively, the “Premier Power Equity Interests”);

WHEREAS, the Premier Power Owners desire to sell and transfer their respective holdings of the Premier Power Equity Interests in exchange for shares of Pubco pursuant to the terms and conditions of this Agreement and will enter into this Agreement for the purpose of making certain representations, warranties, covenants and agreements; and

WHEREAS, the Pubco Stockholder holds 26,026,000 shares of common stock which represents approximately 95.5% of the issued and outstanding capital stock of Pubco;

WHEREAS, the Pubco Stockholder will enter into this Agreement for the purpose of making certain representations, warranties, covenants and agreements; and

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) and/or Section 351 of the Code and the regulations corresponding thereto, so that the Acquisition shall qualify as a tax free reorganization under the Code.

A G R E E M E N T

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined) the parties shall do the following:

(a) The Premier Power Owners will sell, convey, assign, transfer and deliver to Pubco five (5) certificates representing the Premier Power Equity Interests held by each Premier Power Owner as set forth in Column II of Annex I hereto, which in the aggregate shall constitute 100% of the issued and outstanding equity interests of Premier Power, each accompanied by a properly executed and authenticated stock power or instrument of like tenor.

(b)  As consideration for the acquisition of the Premier Power Equity Interests, Pubco will issue to each Premier Power Owner, in exchange for such Premier Power Owner’s portion of the Premier Power Equity Interests, the number of shares of common stock set forth opposite such party’s name in Column IV on Annex I attached hereto (collectively, the “Pubco Shares”). The Pubco Shares issued shall equal approximately 93.08% of the outstanding shares of Pubco’s common stock at the time of Closing. For example, if there are 1,800,000 shares of Pubco’s common stock outstanding immediately prior to the Closing, then there shall be 24,218,750 shares of Pubco’s common stock issued to the Premier Power Owners at Closing.

(c)  The Pubco Stockholder shall surrender in the aggregate 25,448,000 shares of Pubco’s common stock held by them, which shall be cancelled pursuant to Section 7.6 hereof.

1.2 Closing Date. The closing of the Acquisition (the “Closing”) shall take place as soon as practicable upon signing of this Agreement, and on or prior to September 9, 2008, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the “Closing Date.”

1.3 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the Premier Power Owners, Premier Power, the Pubco Stockholder, and/or Pubco (as applicable) will take all such lawful and necessary action.

1.4 Certain Definitions. The following capitalized terms as used in this Agreement shall have the respective definitions:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

  “Commission” means the U.S. Securities and Exchange Commission.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Knowledge” shall mean the actual knowledge of the officers, directors or advisors of the referenced party.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction

“Material Adverse Effect” means an adverse effect on either referenced party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or on the financial condition, results of operations or business, before or after the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material to an investor in the securities of Pubco.

“Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Rule 902(k)(2).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Restricted Period” shall have the meaning set forth in Section 3.4(b)(vi).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax Returns” shall mean all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

“Tax” or “Taxes” shall mean any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the following markets or exchanges on which Pubco’s common stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction” shall mean the transactions contemplated by this Agreement, including the share exchange.

 “United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

“U.S. Person” as defined in Regulation S means: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and (viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PREMIER POWER

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, Premier Power hereby represents and warrants to Pubco and the Pubco Stockholder as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

2.1  Organization. Premier Power has been duly incorporated, validly exists as a corporation, and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2  Capitalization. The authorized capital stock of Premier Power consists of 100,000 shares of common stock, no par value, of which at the Closing, no more than 100,000 shares shall be issued and outstanding. All of the issued and outstanding shares of capital stock of Premier Power, as of the Closing, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of Premier Power’s capital stock.

2.3 Subsidiaries. As of the Closing, Premier Power has no direct or indirect subsidiaries, except as disclosed in Schedule 2.3 (collectively the “Premier Power Subsidiaries,” and each a “Premier Power Subsidiary”). Each Premier Power Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Premier Power owns all of the shares of each Premier Power Subsidiary, and there are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating any Premier Power Subsidiary to issue any additional shares of common stock or ordinary stock, as the case may be, of such subsidiary, or any other securities convertible into, exchangeable for or evidence the right to subscribe for or acquire from any Premier Power Subsidiary any shares of such subsidiary.

2.4  Certain Corporate Matters. Premier Power is duly qualified to do business as a corporation and is in good standing under the laws of the State of California, and in each other jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Premier Power’s financial condition, results of operations or business. Premier Power has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.5  Authority Relative to this Agreement. Premier Power has the requisite power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Premier Power have been duly authorized by Premier Power’s Board of Directors and no other actions on the part of Premier Power are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Premier Power and constitutes a valid and binding agreement, enforceable against Premier Power in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.6  Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Premier Power of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Premier Power nor the consummation by Premier Power of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws (or operating agreement) of Premier Power or any Premier Power Subsidiary , (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Premier Power or any Premier Power Subsidiary is a party or by which any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Premier Power or any Premier Power Subsidiary, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Pubco taken as a whole.

2.7  Books and Records. The books and records of Premier Power delivered to Pubco prior to the Closing fully and fairly reflect the transactions to which Premier Power is a party or by which it or its properties are bound, and there shall be no material difference between the unaudited combined financial statements of Premier Power given to Pubco and the Pubco

Stockholder and the actual reviewed US GAAP results of Premier Power for the six-month period ended June 30, 2008.

2.8  Intellectual Property. Premier Power has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Premier Power infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.9  Litigation. Except as disclosed in Schedule 2.9, Premier Power and each of the Premier Power Subsidiaries are not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against Premier Power or any of the Premier Power Subsidiaries. Premier Power and each of the Premier Power Subsidiaries is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of Premier Power or any of the Premier Power Subsidiaries, and Premier Power knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting Premier Power or any of the Premier Power Subsidiaries or to which Premier Power or any of the Premier Power Subsidiaries is a party.

2.10 Legal Compliance. To the best knowledge of Premier Power, after due investigation, no claim has been filed against Premier Power or any of the Premier Power Subsidiaries alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. Premier Power and each of the Premier Power Subsidiaries holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.11 Contracts. Premier Power has delivered to Pubco copies of each and every material agreements of Premier Power and each of the Premier Power Subsidiaries not made in the ordinary course of business. All of the foregoing is referred to as the “Contracts.” The copies of each of the Contracts delivered are accurate and complete. Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no material default with respect to any such contract which will give rise to liability in respect thereof on the part of Premier Power or the other parties thereto. No notice of default or similar notice has been given or received by Premier Power or any of the Premier Power Subsidiaries under any of such contracts.

2.12 Material Changes. Since January 1, 2008, except as disclosed in Schedule 2.12 attached hereto: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Premier Power has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Premier Power’s financial statements pursuant to GAAP, (iii) Premier Power has not altered its method of accounting, (iv) Premier Power has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Premier Power has not issued any equity securities to any officer, director or Affiliate.

2.13 Labor Relations. No material labor dispute exists or, to the knowledge of Premier Power and the Premier Power Owners, is imminent with respect to any of the employees of Premier Power which could reasonably be expected to result in a Material Adverse Effect. None of Premier Power’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Premier Power or such Subsidiary, and neither Premier Power nor any of its Subsidiaries is a party to a collective bargaining agreement, and Premier Power and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the knowledge of Premier Power and the Premier Power Owners, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Premier Power or any of its Subsidiaries to any liability with respect to any of the foregoing matters. Premier Power and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.14 Title to Assets. Premier Power and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Premier Power and the Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Premier Power and the Subsidiaries and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Premier Power and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which Premier Power and the Subsidiaries are in compliance.

2.15 Insurance. Premier Power and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Premier Power and the Subsidiaries are engaged. Neither Premier Power nor any Premier Power Owner has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

2.16 Transactions with Affiliates and Employees. None of the officers or directors of Premier Power and, to the knowledge of Premier Power and the Premier Power Owners, none of the employees of Premier Power is presently a party to any transaction with Premier Power or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Premier Power and the Premier Power Owners, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Premier Power and (iii) other employee benefits.

2.17 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Premier Power to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

2.18 Registration Rights. No Person has any right to cause Premier Power (or any successor) to effect the registration under the Securities Act of any securities of Premier Power (or any successor).

2.19 Application of Takeover Protections. Premier Power has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Premier Power’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable as a result of Premier Power fulfilling its obligations or exercising its rights under this Agreement.

2.20 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Premier Power and each Subsidiary has filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and Premier Power has no knowledge of a tax deficiency which has been asserted or threatened against Premier Power or any Subsidiary.

2.21 No General Solicitation. Neither Premier Power nor any person acting on behalf of Premier Power has offered or sold securities in connection herewith by any form of general solicitation or general advertising.

2.22 Foreign Corrupt Practices. Neither Premier Power, nor to the knowledge of Premier Power and the Premier Power Owners, any agent or other person acting on behalf of Premier Power, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Premier Power (or made by any person acting on its behalf of which Premier Power is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.23 Manufacturing and Marketing Rights. Neither Premier Power nor its Subsidiaries has granted rights to manufacture, produce, assemble, license, market, or sell its products to any other Person and is not bound by any agreement that affects Premier Power’s or its Subsidiaries’ exclusive right to develop, manufacture, assemble, distribute, market or sell its respective products.

2.24 Obligations of Management. Each officer and key employee of Premier Power and its Subsidiaries is currently devoting substantially all of his or her business time to the conduct of business of Premier Power and its Subsidiaries. Neither Premier Power nor any of its Subsidiaries is aware that any officer or key employee of Premier Power or any Subsidiary is planning to work less than full time at Premier Power or any Subsidiary, as applicable, in the future. No officer or key employee is currently working or, to Premier Power’s or any Premier Power Owner’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.25 Minute Books. The minute books of Premier Power and its Subsidiaries made available to Pubco contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

2.26 Accounts Receivable. All accounts receivable of Premier Power and its Subsidiaries that are reflected on Premier Power’s and its Subsidiaries’ balance sheets or interim balance sheets or on the accounting records of Premier Power and its Subsidiaries as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the balance sheet or interim balance sheet or on the accounting records of Premier Power and its Subsidiaries as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the interim balance sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full without any set-off, within ninety days after the day on which it must becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any agreement and/or contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 2.26 contains a complete and accurate list of all Accounts Receivable as of the date of the interim balance sheet, which list sets forth the aging of such Accounts Receivable.

2.27 Inventory. All inventory of Premier Power and the Subsidiaries, whether or not reflected in the balance sheet or interim balance sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the balance sheet or interim balance sheet or on the accounting records of Premier Power and the Subsidiaries as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on the last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Premier Power and the Subsidiaries.

2.28 Returns. Neither Premier Power nor any Subsidiary has had any of its products returned by a purchaser thereof, other than minor, nonrecurring warranty problems.

2.29 Employee Benefits. Except as set forth on Schedule 2.29, neither Premier Power nor any Subsidiary has (nor for the two years preceding the date hereof has had) any plans which are subject to ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

2.30 Disclosure. The representations and warranties and statements of fact made by Premier Power and its Subsidiaries in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PREMIER POWER OWNERS

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, the Premier Power Owners hereby represent and warrant to Pubco and the Pubco Stockholder as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

3.1 Ownership of the Premier Power Equity Interests. Each Premier Power Owner owns, beneficially and of record, good and marketable title to the amount of Premier Power Equity Interests set forth opposite such Premier Power Owner’s name in Column I on Annex I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements. Each Premier Power Owner represents that such person has no right or claims whatsoever to any equity interests of Premier Power, other than the Premier Power Equity Interests listed opposite such Premier Power Owner’s name in Column I on Annex I, and does not have any options, warrants or any other instruments entitling such Premier Power Owner to exercise or purchase or convert into additional equity interests of Premier Power. At the Closing, the Premier Power Owners will convey to Pubco good and marketable title to the Premier Power Equity Interests, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2  Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by each Premier Power Owner and constitutes a valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3 Restricted Securities. Each Premier Power Owner acknowledges that the Pubco Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the Pubco Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Pubco Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each Premier Power Owner is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act; and each Premier Power Owner agrees not to sell or otherwise dispose of his or its Pubco Shares without such registration or an exemption therefrom.

3.4 Status of Stockholder. Each of the Premier Power Owners hereby makes the representations and warranties in either paragraph (a) or (b) of this Section 3.4, as indicated on the signature page of such stockholder forming a part of this Agreement:

(a) Accredited Investor Under Regulation D. The Premier Power Owner is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, an excerpt of which is included in the attached Annex III, and such Premier Power Owner is not acquiring its portion of the Pubco Shares as a result of any advertisement, article, notice or other communication regarding the Pubco Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(b) Non-U.S. Person Under Regulation S. Such Premier Power Owner:

(i) is not a “U.S. person” as defined by Rule 902 of Regulation S promulgated under the Securities Act of 1933 (the “Securities Act”), was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(ii) at the time of Closing, the Premier Power Owner was located outside the United States;

(iii) no offer of the Pubco Shares was made to the Premier Power Owner within the United States;

(iv) the Premier Power Owner is either (a) acquiring the Pubco Shares for its own account for investment purposes and not with a view towards distribution, or (b) acting as agent for a principal that has signed this Agreement or has delivered representations and warranties substantially similar to this Section 3.4(b);

(v) all subsequent offers and sales of the Pubco Shares by the Premier Power Owner will be made outside the United States in compliance with Rule 903 of Rule 904 of Regulation S, pursuant to registration of the Shares under the Securities Act, or pursuant to an exemption from such registration; such Premier Power Owner understands the conditions of the exemption from registration afforded by section 4(l) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption.

(vi) such Premier Power Owner will not resell the Pubco Shares to U.S. Persons or within the United States until after the end of the one (1) year period commencing on the date of Closing (the “Restricted Period”);

(vii) such Premier Power Owner shall not and hereby agrees not to enter into any short sales with respect to the common stock of Pubco at any time after the execution of this Agreement by such Premier Power Owner and prior to the expiration of the Restricted Period;

(viii) such Premier Power Owner understands that the Pubco Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the parties to this Agreement are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of such Premier Power Owner set forth herein in order to determine the applicability of such provisions. Accordingly, such Premier Power Owner agrees to notify the Company of any events which would cause the representations and warranties of such Premier Power Owner to be untrue or breached at any time after the execution of this Agreement by such Premier Power Owner and prior to the expiration of the Restricted Period;

(ix) in the event of resale of the Pubco Shares to non-U.S. Persons outside of the U.S. during the Restricted Period, such Premier Power Owner shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the Pubco Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to the undersigned, and shall require that any such purchase shall provide such written confirmation or other notice upon resale during the Restricted Period;

(x) such Premier Power Owner has not engaged, nor is it aware that any party has engaged, and it will not engage or cause any third party to engage in any “directed selling” efforts (as such term is defined in Regulation S) in the United States with respect to the Pubco Shares;

(xi) such Premier Power Owner is not a “distributor” as such term is defined in Regulation S, and it is not a “dealer” as such term is defined in the Securities Act;

(xii) such Premier Power Owner has not taken any action that would cause any of the parties to this Agreement to be subject to any claim for commission or other or remuneration by any broker, finder, or other person; and

(xiii) such Premier Power Owner hereby represents that it has satisfied fully observed of the laws of the jurisdiction in which it is located or domiciled, in connection with the acquisition of the Pubco Shares or this Agreement, including (i) the legal requirements of such Premier Power Owner’s jurisdiction for the purchase and acquisition of the Pubco Shares, (ii) any foreign exchange restrictions applicable to such purchase and acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the Pubco Shares; and further, the Premier Power Owner agrees to continue to comply with such laws as long as it shall hold the Pubco Shares.

3.5 Investment Risk. Each Premier Power Owner is able to bear the economic risk of acquiring the Pubco Shares pursuant to the terms of this Agreement, including a complete loss of such Premier Power Owner’s investment in the Pubco Shares.

3.6 Restrictive Legends. Each Premier Power Owner acknowledges that the certificate(s) representing such Premier Power Owner’s portion of the Pubco Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form, corresponding to the stockholder’s status as set forth in Section 3.4 and the signature pages hereto:

REGULATION D LEGEND:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

REGULATION S LEGEND:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION; HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

3.7 Disclosure. The representations and warranties and statements of fact made by Premier Power Owners in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, Pubco hereby represents and warrants to Premier Power and the Premier Power Owners as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

4.1 Subsidiaries. All of the direct and indirect subsidiaries of Pubco are set forth on Schedule 4.1 (the “Pubco Subsidiaries,” and each a “Pubco Subsidiary”). Pubco owns, directly or indirectly, all of the capital stock or other equity interests of each Pubco Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Pubco Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

4.2 Organization and Qualification. Pubco and each of the Pubco Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither Pubco nor any Pubco Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents (collectively the “Charter Documents”). Each of Pubco and the Pubco Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect, and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

4.3 Authorization; Enforcement. Pubco has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Pubco and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Pubco and no further action is required by Pubco, the Board of Directors or Pubco’s stockholders in connection therewith other than in connection with the Required Approvals, as defined in Section 4.5. This Agreement has been (or upon delivery will have been) duly executed by Pubco and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Pubco enforceable against Pubco in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

4.4 No Conflicts. The execution, delivery and performance by Pubco of this Agreement and the consummation by Pubco of the other transactions to which it is a party and as contemplated hereby do not and will not: (i) conflict with or violate any provision of Pubco’s or any Pubco Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Pubco or any Pubco Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Pubco or Pubco Subsidiary debt or otherwise) or other understanding to which Pubco or any Pubco Subsidiary is a party or by which any property or asset of Pubco or any Pubco Subsidiary is bound or affected, or (iii) subject to the Required Approvals, as defined by Section 4.5, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Pubco or a Pubco Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Pubco or a Pubco Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

4.5 Filings, Consents and Approvals. Pubco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Pubco of this Agreement, other than the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

4.6 Issuance of the Pubco Shares. The Pubco Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Pubco other than restrictions on transfer provided for in this Agreement.

4.7 Capitalization. The capitalization of Pubco is as set forth on Schedule 4.7, which Schedule 4.7 shall also include the number of shares of Pubco’s common stock owned beneficially, and of record, by Affiliates of Pubco as of the date hereof, if any. Pubco has not issued any capital stock since its most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement. There are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Pubco’s common stock, or contracts, commitments, understandings or arrangements by which Pubco or any Pubco Subsidiary is or may become bound to issue additional shares of Pubco’s common stock or Common Stock Equivalents. The issuance of the Pubco Shares will not obligate Pubco to issue shares of Pubco’s common stock or other securities to any Person (other than the Premier Power Owners) and will not result in a right of any holder of Pubco securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of Pubco are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder or Pubco’s board of directors is required for the issuance of the Pubco Shares. There are no stockholders agreements, voting agreements or other similar agreements with respect to Pubco’s capital stock to which Pubco is a party or, to the knowledge of Pubco, between or among any of Pubco’s stockholders. “Common Stock Equivalents” means any securities of Pubco or the Pubco Subsidiaries which would entitle the holder thereof to acquire at any time Pubco’s common stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Pubco’s common stock.

4.8 SEC Reports; Financial Statements. Pubco has filed all reports, schedules, forms, statements and other documents required to be filed by Pubco under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Pubco was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Pubco included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Pubco and its consolidated Pubco Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.9 Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof or in connection herewith: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Pubco has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Pubco’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) Pubco has not altered its method of accounting, (iv) Pubco has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Pubco has not issued any equity securities to any officer, director or Affiliate. Pubco does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Pubco Shares contemplated by this Agreement or as set forth on Schedule 4.9, no event, liability or development has occurred or exists with respect to Pubco or its Pubco Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by Pubco under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

4.10 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Pubco, threatened against or affecting Pubco, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Pubco Shares or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither Pubco nor any Pubco Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Pubco, there is not pending or contemplated, any investigation by the Commission involving Pubco or any current or former director or officer of Pubco. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Pubco under the Securities Act.

4.11 Labor Relations. No material labor dispute exists or, to the knowledge of Pubco, is imminent with respect to any of the employees of Pubco which could reasonably be expected to result in a Material Adverse Effect. None of Pubco’s or its Pubco Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with Pubco or such Pubco Subsidiary, and neither Pubco nor any of its Pubco Subsidiaries is a party to a collective bargaining agreement, and Pubco and its Pubco Subsidiaries believe that their relationships with their employees are good. No executive officer, to the knowledge of Pubco, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject Pubco or any of its Pubco Subsidiaries to any liability with respect to any of the foregoing matters. Pubco and its Pubco Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.12 Compliance. Neither Pubco nor any Pubco Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Pubco or any Pubco Subsidiary under), nor has Pubco or any Pubco Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

4.13 Regulatory Permits. Pubco and the Pubco Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither Pubco nor any Pubco Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

4.14 Title to Assets. Pubco and the Pubco Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of Pubco and the Pubco Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Pubco and the Pubco Subsidiaries and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties. Neither Pubco nor the Pubco Subsidiaries own any real property. Any real property and facilities held under lease by Pubco and the Pubco Subsidiaries are held by them under valid, subsisting and enforceable leases with which Pubco and the Pubco Subsidiaries are in compliance.

4.15 Patents and Trademarks. Pubco and the Pubco Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or material for use in connection with their business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither Pubco nor any Pubco Subsidiary has received a notice (written or otherwise) that any of the Intellectual Property Rights used by Pubco or any Pubco Subsidiary violates or infringes upon the rights of any Person. To the knowledge of Pubco, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. Pubco and its Pubco Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.16 Transactions with Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of Pubco and, to the knowledge of Pubco, none of the employees of Pubco is presently a party to any transaction with Pubco or any Pubco Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Pubco, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $120,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Pubco and (iii) other employee benefits.

4.17 Sarbanes-Oxley; Internal Accounting Controls. Pubco is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the

Closing Date. Pubco and the Pubco Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Pubco has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Pubco and designed such disclosure controls and procedures to ensure that information required to be disclosed by Pubco in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Pubco’s certifying officers have evaluated the effectiveness of Pubco’s disclosure controls and procedures as of the end of the period covered by Pubco’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Pubco presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in Pubco’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Pubco’s internal control over financial reporting.

4.18 Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Pubco to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

4.19 Issuance of Pubco Shares. Assuming the accuracy of the Premier Power Owners’ representations and warranties set forth in Section 3, no registration under the Securities Act is required for the offer and issuance of the Pubco Shares by Pubco to the Premier Power Owners as contemplated hereby. The issuance of the Pubco Shares hereunder does not contravene the rules and regulations of the applicable Trading Market.

4.20 Investment Company. Pubco is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.21 Listing and Maintenance Requirements. Pubco’s common stock is registered pursuant to Section 15(d) of the Exchange Act, and Pubco has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of Pubco’s common stock under the Exchange Act nor has Pubco received any notification that the Commission is contemplating terminating such registration. Pubco has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which Pubco’s common stock is or has been listed or quoted to the effect that Pubco is not in compliance with the listing or maintenance requirements of such Trading Market. Pubco is in compliance with all such listing and maintenance requirements.

4.22 Application of Takeover Protections. Pubco has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Pubco’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Premier Power Owners as a result of the Premier Power Owners and Pubco fulfilling their obligations or exercising their rights under this Agreement, including without limitation as a result of Pubco’s issuance of the Pubco Shares and the Premier Power Owners’ ownership of the Pubco Shares.

4.23 No Integrated Offering. Assuming the accuracy of the Premier Power Owners’ representations and warranties set forth in Section 3, neither Pubco, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Pubco Shares to be integrated with prior offerings by Pubco for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of Pubco are listed or designated.

4.24 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Pubco and each Pubco Subsidiary has filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and Pubco has no knowledge of a tax deficiency which has been asserted or threatened against Pubco or any Pubco Subsidiary.

4.25 No General Solicitation. Neither Pubco nor any person acting on behalf of Pubco has offered or sold any of the Pubco Shares by any form of general solicitation or general advertising.

4.26 Foreign Corrupt Practices. Neither Pubco, nor to the knowledge of Pubco, any agent or other person acting on behalf of Pubco, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Pubco (or made by any person acting on its behalf of which Pubco is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.27 Accountants. Pubco’s accounting firm is set forth on Schedule 4.30 of the Disclosure Schedules. To the knowledge and belief of Pubco, such accounting firm: (i) is a registered public accounting firm as required by the Exchange Act and (ii) expressed its opinion with respect to the financial statements included in Pubco’s Annual Report for the year ended December 31, 2007.

4.28 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind, including but not limited to any disagreements regarding fees owed for services rendered, presently existing, or reasonably anticipated by Pubco to arise, between Pubco and the accountants and lawyers formerly or presently employed by Pubco which could affect Pubco’s ability to perform any of its obligations under this Agreement, and Pubco is current with respect to any fees owed to its accountants and lawyers.

4.29 Regulation M Compliance.  Pubco has not, and to the knowledge of Pubco no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of Pubco to facilitate the sale or resale of any of the Pubco Shares, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the securities of Pubco, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of Pubco.

4.30 Minute Books. The minute books of Pubco and the Pubco Subsidiaries made available to Premier Power and the Premier Power Owners contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

4.31 Employee Benefits. Neither Pubco nor any Pubco Subsidiary has (nor for the two years preceding the date hereof has had) any plans which are subject to ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law and the regulations and rules issued pursuant to that act or any successor law.

4.32 Business Records and Due Diligence. Prior to the Closing, Pubco and Pubco Subsidiaries delivered to Premier Power all records and documents relating to Pubco and Pubco Subsidiaries, which Pubco and Pubco Subsidiaries possess, including, without limitation, books, records, government filings, Tax Returns, Charter Documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes, resolutions and written consents, stock ownership records, financial information and records, and other documents used in or associated with Pubco and Pubco Subsidiaries (“Business Records”).

4.33 No Undisclosed Liabilities. Except as set forth in Schedule 4.33 hereto, at the Closing, Pubco and Pubco Subsidiaries shall have no liabilities, debts or payables (absolute, accrued, contingent or otherwise) of a nature required to disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Pubco.

4.34 Disclosure. The representations and warranties and statements of fact made by Pubco and the Pubco Subsidiaries in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PUBCO STOCKHOLDER

The Pubco Stockholder hereby represents and warrants to Premier Power and the Premier Power Owners as of the date hereof and as of the Closing Date (unless otherwise indicated), as follows:

5.1 Ownership of Pubco Shares. The Pubco Stockholder owns, beneficially and of record, good and marketable title to the Pubco Shares set forth opposite its name in Annex II attached hereto, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options or shareholders’ agreements, and has no right or claims whatsoever to any other shares of Pubco capital stock and does not have any options, warrants or any other instruments entitling it to exercise to purchase or convert into shares of Pubco capital stock, other than in connection with the concurrent financing. On or prior to Closing, the Pubco Stockholder will transfer 25,448,000 shares of Pubco’s common stock to Pubco for cancellation.

5.2 Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the Pubco Stockholder and constitutes a valid and binding agreement of it, enforceable against the Pubco Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

5.3 Disclosure. The representations and warranties and statements of fact made by Pubco Stockholder in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 6

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 Survival of Representations and Warranties of the Parties. The representations and warranties of the parties made in Sections 2, 3, 4 and 5 of this Agreement shall survive six (6) months beyond the Closing Date. This Article 6 shall not limit any claim for fraud based on such representations and warranties. Nothing in this Article 6 shall impair or alter any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1  Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Premier Power and Pubco as each party may request. In order that each party may have the full opportunity to do so, Premier Power and Pubco, the Premier Power Owners and the Pubco Stockholder shall furnish each party and its representatives during such period with all such information concerning the affairs of Premier Power or Pubco as each party or its representatives may reasonably request and cause Premier Power or Pubco and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

7.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

7.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Premier Power and the Premier Power Owners on the one hand and Pubco and the Pubco Stockholder on the other hand. Without the prior written consent of Premier Power, the Premier Power Owners, Pubco or the Pubco Stockholder, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

7.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on such party or any of its subsidiaries.

7.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

7.6 Share Cancellations and Transfers. Immediately prior to the Closing, the Pubco Stockholder shall surrender the number of shares of Pubco common stock set forth opposite such party’s name in Column III on Annex II attached hereto for cancellation. In connection with such share cancellation, the Pubco Stockholder agrees to execute and deliver any documents and instruments reasonably necessary to effect such cancellation, including originally executed certificate(s) and stock powers, with proper endorsements and/or medallion certified signatures as may be required by Pubco’s transfer agent.

7.7 By-laws. If necessary, Pubco shall amend its by-laws to permit the election and/or appointment of additional new directors to Pubco’s Board of Directors as set forth in Section 7.8(a) below.

7.8 Confidentiality; Access to Information.

(a) Confidentiality. Upon Closing, any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b) Access to Information.

(i) Premier Power will afford Pubco and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Premier Power during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Premier Power, as Pubco may reasonably request. No information or knowledge obtained by Pubco in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii) Pubco will afford Premier Power and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Pubco during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Pubco, as Premier Power may reasonably request. No information or knowledge obtained by Premier Power in any investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

7.9  Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld. To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure. Notwithstanding the foregoing, the parties hereto agree that Premier Power will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act reasonably acceptable to the Pubco Stockholder to report the execution of this Agreement and closing of the transactions contemplated thereby.

7.10 Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of Premier Power, after the Closing Date, the Pubco Stockholder shall use its reasonable efforts to provide such information available to it, including information, filings, reports, financial statements or other materials of Pubco occurring, reported or filed prior to the Closing, as may be necessary or required by Premier Power for the preparation of the post-Closing Date reports that Pubco is required to file with the SEC to remain in compliance and current with its reporting requirements under the Securities Act, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE 8

CONDITIONS TO CLOSING

8.1  Conditions to Obligations of Premier Power and the Premier Power Owners. The obligations of Premier Power and the Premier Power Owners under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, Pubco and/or the Pubco Stockholder shall have delivered or caused to be delivered to Premier Power and the Premier Power Owners the following:

(i)  written resignations of all officers and directors of Pubco in office immediately prior to the Closing;

(ii)  resolutions duly adopted by the Board of Directors of Pubco approving the following events or actions, as applicable:

(a)	the execution, delivery and performance of this Agreement;

(b)	the Acquisition and the terms thereof;

(c)	adoption of bylaws in the form agreed by the parties;

(d)	fixing the number of authorized directors on the board of directors at two (2); and

(e)	the appointment of Dean R. Marks and Miguel de Anquin as directors to serve on the Pubco board of directors, with

Dean R. Marks serving as Chairman of the Board (the “Premier Power Directors”).

(iii)  a certificate of good standing for Pubco from its jurisdiction of incorporation, dated not earlier than five days prior to the Closing Date;

(iv) an instruction letter signed by the President of Pubco addressed to Pubco’s transfer agent of record, in a form reasonably acceptable to Premier Power and consistent with the terms of this Agreement, instructing the transfer agent to issue stock certificates representing the Pubco Shares to be delivered pursuant to this Agreement registered in the names set forth in Annex I;

(v)  evidence satisfactory to Premier Power of delivery by the Pubco Stockholder of the original share certificate(s) representing an aggregate 25,448,000 shares of common stock of Pubco, accompanied by a stock powers properly authenticated in original form, to the Pubco transfer agent for cancellation;

(vi)  this Agreement duly executed by Pubco and the Pubco Stockholder;

(vii) all corporate records, agreements, seals and any other information reasonably requested by Premier Power’s representatives with respect to Pubco; and

(viii)  such other documents as Premier Power and/or the Premier Power Owners may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of Pubco and the Pubco Stockholder herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Pubco and the Pubco Stockholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Transfer of On-Going Business. At Closing, Pubco shall transfer to Haris Tajyar and Omar Tajyar all of the outstanding membership interests of Harry’s Trucking, LLC, a California limited liability company, which company includes all of the current assets and operations of Pubco, in complete settlement of outstanding debt owed by such individuals to Pubco and for assuming any and all debts, payables and liabilities relating to Pubco prior to the Closing Date. Pubco shall have delivered documentary evidence of such transfer and transactions reasonably satisfactory to Premier Power.

(d) No Assets and Liabilities. At the Closing, Pubco shall have no or nominal liabilities, debts or payables and no material assets.

(e) SEC Filings. At the Closing, Pubco will be current in all SEC filings required by it to be filed.

(f) Outstanding Common Stock. Pubco shall have at least 100,000,000 shares of its common stock authorized and shall have no more than 1,800,000 shares of its common stock issued and outstanding after cancellation of 25,448,000 shares of Pubco’s common stock held by the Pubco Stockholder.

(g) Outstanding Preferred Stock. Pubco shall have at least 20,000,000 shares of its preferred stock authorized and shall have no shares of its preferred stock issued and outstanding.

(h) No Adverse Effect. The business and operations of Pubco will not have suffered any Material Adverse Effect.

8.2 Conditions to Obligations of Pubco and the Pubco Stockholder. The obligations of Pubco and the Pubco Stockholder under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, Premier Power and/or the Premier Power Owners shall have delivered to Pubco the following:

(i) this Agreement duly executed by Premier Power and the Premier Power Owners;

(ii) resolutions duly adopted by the Board of Directors of Premier Power authorizing and approving the execution, delivery and performance of this Agreement;

(iii) certificates representing the Premier Power Equity Interests to be delivered pursuant to this Agreement duly endorsed or accompanied by duly executed stock powers or instruments of like tenor;

(iv) a certificate of good standing for Premier Power and each Subsidiary from their respective jurisdictions of incorporation or formation, dated not earlier than five (5) days prior to the Closing Date; and

(v) such other documents as Pubco may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties True and Correct. The representations and warranties of Premier Power and the Premier Power Owners herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Premier Power and the Premier Power Owners shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) No Adverse Effect. The business and operations of Pubco will not have suffered any Material Adverse Effect.

(d) Jumbo Form 8-K and Financial Statements. Premier Power shall have delivered to Pubco and the Pubco Stockholder a substantially complete draft of its current report on Form 8-K (“Jumbo Form 8-K”), reporting the Acquisition, concurrent financing and other information that would be required if it were filing a general form for registration of securities on Form 10 under the Exchange Act, including audited historical combined financial statements and unaudited combined financial statements for any interim period of Premier Power and pro forma financial statements showing the effect of the Acquisition on Pubco.

(e) Subsidiary Transactions. Premier Power shall have delivered to Pubco and the Pubco Stockholder documentation reflecting the completion of transactions involving the acquisition by Premier Power from certain of the Premier Power Owners of all of the outstanding membership interests of Bright Future Technologies, LLC, a Nevada limited liability company, and all of the outstanding equity interests of Premier Power, Sociedad Limitada, a limited liability company organized under the laws of Spain.

ARTICLE 9

TERMINATION

9.1 This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Pubco and the Premier Power Owners;

(b) by either Pubco or the Premier Power Owners if the Transaction shall not have been consummated for any reason by September 15, 2008; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Pubco or the Premier Power Owners if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and non-appealable;

(d) by the Premier Power Owners, upon a material breach of any representation, warranty, covenant or agreement on the part of Pubco or the Pubco Stockholder set forth in this Agreement, or if any representation or warranty of Pubco or the Pubco Stockholder shall have become materially untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Pubco’s or the Pubco Stockholder’s representations and warranties or breach by Pubco or the Pubco Stockholder is curable by Pubco or the Pubco Stockholder prior to the Closing Date, then the Premier Power Owners may not terminate this Agreement under this Section 9.1(d) for thirty (30) days after delivery of written notice from the Premier Power Owners to Pubco and the Pubco Stockholder of such breach, provided Pubco and the Pubco Stockholder continue to exercise commercially reasonable efforts to cure such breach (it being understood that the

Premier Power Owners may not terminate this Agreement pursuant to this Section 9.1(d) if they shall have materially breached this Agreement or if such breach by Pubco or the Pubco Stockholder is cured during such thirty (30) day period); or

(e) by Pubco, upon a material breach of any representation, warranty, covenant or agreement on the part of Premier Power or the Premier Power Owners set forth in this Agreement, or if any representation or warranty of Premier Power or the Premier Power Owners shall have become materially untrue, in either case such that the conditions set forth in Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Premier Power’s or the Premier Power Owners’ representations and warranties or breach by Premier Power or the Premier Power Owners is curable by Premier Power or the Premier Power Owners prior to the Closing Date, then Pubco may not terminate this Agreement under this Section 9.1(e) for thirty (30) days after delivery of written notice from Pubco to Premier Power and the Premier Power Owners of such breach, provided Premier Power and the Premier Power Owners continue to exercise commercially reasonable efforts to cure such breach (it being understood that Pubco may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by Premier Power or the Premier Power Owners is cured during such thirty (30) day period).

9.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 9.1 above will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except as set forth in Section 9.1, Section 9.2 and Article 10 (General Provisions), each of which shall survive the termination of this Agreement. The first and third paragraphs under the heading “Expenses” in the Term Sheet, dated August 11, 2008, between Premier Power and the Pubco Stockholder (the “Term Sheet”) shall be applicable with respect to this Article 9.

ARTICLE 10

GENERAL PROVISIONS

10.1  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

10.2  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

10.3  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

10.4  Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

10.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

10.6  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

10.7  Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or .pdf, which copy shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

10.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by Premier Power, Pubco, and holders of a majority of the equity interests of Premier Power and the holders of a majority of outstanding voting stock of Pubco; provided that, the consent of any Premier Power or Pubco shareholder that is a party to this Agreement shall be required if the amendment or modification would disproportionately affect such shareholder (other than by virtue of their ownership of Premier Power or Pubco shares, as applicable).

10.9 Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

10.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

10.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers, except as otherwise provided in the Term Sheet.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

PUBCO:

PREMIER POWER RENEWABLE ENERGY, INC.,
a corporation incorporated and existing under the laws of the State of Delaware

By:  _______________________________________
Name: Haris Tajyar
Title: President and Chief Executive Officer

Address for Notices:
15981 Yarnell Street, #225
Sylmar, CA 91342
Tel: (818) 382-9702
Fax:  __________
Copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, NY 10166
Attn: Spencer G. Feldman, Esq.
Tel: (212) 801-9200
Fax: (212) 801-6400

SIGNATURE PAGE OF PUBCO STOCKHOLDER

PUBCO STOCKHOLDER:

VISION OPPORTUNITY MASTER FUND, LTD.

By: _______________________________________
Adam Benowitz
Portfolio Manager

Address for Notices:

c/o Vision Capital Advisors LLC
20 West 55th Street, 5th Floor
New York, NY 10019
Attn: Kim Gabriel, Esq., Legal and Operations
Tel: (212) 849-8225
Fax: (212) 867-1416

Copy to:

Greenberg Traurig, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, NY 10166
Attn: Spencer G. Feldman, Esq.
Tel: (212) 801-9200
Fax: (212) 801-6400

SIGNATURE PAGE OF PREMIER POWER

PREMIER POWER:

PREMIER POWER RENEWABLE ENERGY, INC.,
a corporation incorporated and existing under the laws of the State of California

By: _______________________________________
Name: Dean Marks
Title: President

Address for Notices:
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
Tel: (916) 939-0400
Fax: (916) 939-0490

SIGNATURE PAGE OF PREMIER POWER OWNERS

PREMIER POWER OWNERS:

DEAN MARKS:

__________________________________________
(Signature)

Address for Notices:
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
Tel: (916) 939-0400
Fax: (916) 939-0490

Check One:

The Premier Power Owner hereby certifies that it is:

[ ]	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex III of this Agreement; or

[ ]
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such Premier Power Owner, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

SIGNATURE PAGE OF PREMIER POWER OWNERS (continued)

MIGUEL DE ANQUIN:

__________________________________________
(Signature)

Address for Notices:
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
Tel: (916) 939-0400
Fax: (916) 939-0490

Check One:

The Premier Power Owner hereby certifies that it is:

☐	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex III of this Agreement; or

☐
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such Premier Power Owner, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

SIGNATURE PAGE OF PREMIER POWER OWNERS (continued)

BJORN PERSSON:

__________________________________________
(Signature)

Address for Notices:
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
Tel: (916) 939-0400
Fax: (916) 939-0490

Check One:

The Premier Power Owner hereby certifies that it is:

☐	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex III of this Agreement; or

☐
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such Premier Power Owner, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

SIGNATURE PAGE OF PREMIER POWER OWNERS (continued)

JUAN OSTIZ:

__________________________________________
(Signature)

Address for Notices:
4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
Tel: (916) 939-0400
Fax: (916) 939-0490

Check One:

The Premier Power Owner hereby certifies that it is:

☐	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex III of this Agreement; or

☐
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such Premier Power Owner, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

SIGNATURE PAGE OF PREMIER POWER OWNERS (continued)

GENESIS CAPITAL ADVISORS, LLC
a limited liability company incorporated and existing under the laws of the State of Nevada

By:  _______________________________________
Name: Charles Gilreath
Title: Managing Member

Address for Notices:
15760 Ventura Blvd.
Suite 1550
Encino, CA 91436
Tel: (818) 728-4700
Fax: (818) 528-3445

Check One:

The Premier Power Owner hereby certifies that it is:

☐	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.4 and Annex III of this Agreement; or

☐
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.4(b) of this Agreement are true and correct as to such Premier Power Owner, and hereby accepts and agrees to comply with the covenants in Section 3.4(b).

ANNEX I

(I) Name of Premier Power Owner	(II) Premier Power Equity Interests Transferred to Pubco	(III) Pubco Shares Issued to Premier Power Owners (or Designees)
Dean Marks	50,080	12,488,056
Miguel de Anquin	28,436	7,090,797
Bjorn Persson	12,607	2,547,126
Juan Ostiz	2,538	512,173
Genesis Capital Advisors, LLC	6,339	1,580,598
Total	100,000	24,218,750

ANNEX II

(I) Name of Pubco Stockholder	(II) Pubco Shares Owned Immediately Prior to Transaction	(III) Pubco Shares Cancelled	(IV) Percentage of Outstanding Pubco Shares Post-Transaction
Vision Opportunity Master Fund, Ltd.	26,026,000	25,448,000	578,000 shares, or 2.22%

ANNEX III

ACCREDITED INVESTOR DEFINITION

Category A	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Category B
The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C	The undersigned is a director or executive officer of the Company which is issuing and selling the securities.

Category D
The undersigned is a bank; a savings and loan association; insurance company; registered investment company; registered business development company; licensed small business investment company (“SBIC”); or employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or (c) is a self directed plan with investment decisions made solely by persons that are accredited investors.

Category E	The undersigned is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.

Category F
The undersigned is either a corporation, partnership, Massachusetts business trust, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Securities and with total assets in excess of $5,000,000.

Category G
The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, where the purchase is directed by a “sophisticated investor“ as defined in Regulation 506(b)(2)(ii) under the Act.

Category H
The undersigned is an entity (other than a trust) in which all of the equity owners are “accredited investors” within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Agreement.